Free writing prospectus dated July 2, 2025

File pursuant to Rule 433 of the securities Act of 1933, as amended

Relating to Preliminary Prospectus dated June 25, 2025

(Registration No. 333-287391)

W W W . K - M A R K . T E C H K - TECH SOLUTIONS CO. LTD Innovative Toy Design & Production Management – OEM/ODM

Disclaimer (Free Writing Prospectus Legend) □ Legal Disclaimer : This presentation highlights basic information about K - Tech Solutions Co. Ltd. (together with its subsidiaries, the “Company”) and the proposed offering of its securities. Because it is a summary, it does not contain all of the information you should consider before investing. The Company has filed a registration statement on Form F - 1, as amended (including a prospectus) with the SEC for the offering to which this presentation relates. This registration statement was declared effective on June 30, 2025. Before you invest, you should carefully read the prospectus in that registration statement, and other documents the Company has filed with the SEC , for more complete information about the Company and the offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov . Alternatively, copies of the prospectus may be obtained from the Company or from American Trust Investment Services, Inc. , the sole underwriter, at 1244 119th Street, Whiting, IN 46394. This presentation does not constitute an offer to sell or a solicitation of an offer to buy any securities , nor shall there be any sale of these securities in any state or jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of that jurisdiction. The offering will be made only by means of the prospectus. □ Forward - Looking Statements : Certain statements in this presentation may constitute “forward - looking” statements within the meaning of U.S. federal securities laws. Forward - looking statements include descriptions of the Company’s future plans, strategies, objectives, or goals , and expectations of future operational or financial performance. Words such as “believe,” “expect,” “intend,” “estimate,” “plan,” “target,” “may,” “would” and similar expressions are intended to identify forward - looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Key risks and uncertainties include, among others, those related to the Company’s ability to maintain and grow its revenues and client base, risks of doing business in Hong Kong, competition in the toy industry, reliance on third - party manufacturers and key customers, compliance with product safety regulations, economic conditions in the Company’s core markets, and other factors set forth in the “Risk Factors” section of the prospectus. Forward - looking statements speak only as of the date they are made, and the Company undertakes no obligation to publicly update any of them in light of new information or future events, except as required by law. □ Free Writing Prospectus Legend : This presentation has been prepared by the Company and is authorized for use only by intended recipients in connection with the Company’s proposed offering. Any unauthorized use or distribution of this presentation is not permitted. This presentation is an “issuer free writing prospectus” under SEC Rule 433 and relates to the Company’s Registration Statement on Form F - 1, as amended (No. 333 - 287391). The Company has filed the issuer free writing prospectus, the registration statement, and the accompanying prospectus with the SEC, which are available as described above. Please refer to those filings for more complete information. By viewing this presentation, you acknowledge that you are doing so in accordance with the applicable offering rules and regulations. Investors are urged to read the prospectus before making an investment decision.

Offering Size : Up to 2,000,000 Class A Shares Indicative price range : Anticipated US $4.00 per share → estimated gross proceeds US $8.6 M (subject to market conditions). Use of Funds : 1. Expand production capacity C automation; including potential investments and/or acquisitions of a factory in Vietnam and/or other South East Asian Countries. 2. Accelerate product RCD, through expansion and recruitment of product designers and engineers. 3. Expansion in product design capabilities and to obtain licensed rights from internationally renowned intellectual properties licensors for co - branded products. 4. General administration and working capital. Opportunity : 1. FY 2024 revenue approximately US $17.12 M (March 31, 2024 Year - End ). 2. Strong safety record; industry - leading quality metrics. 3. Established customer base and reputation. 4. Strong back - up production facilities to ensure stable supply of quality products. Exchange : Planned listing on NASDAQ Capital Market under symbol “ KMRK .” Investment Overview Fueling Our Next Phase of Growth

Management Team Experienced Leaders Driving Success Kwok Yiu Keung, CEO : Leads operations with extensive industry experience. Kwok Yiu Wah, CFO s Chairman : Oversees financial strategy and governance. Hui Suk Man, COO : Manages manufacturing and supply chain operations. Strength : Experienced leadership driving innovation and efficiency.

Company Snapshot Established in 2016, K - Mark Technology LTD, the operating subsidiary of K - Tech Solutions Co. Ltd., is proudly headquartered in Hong Kong, offering strong production innovation in the global toy industry. We design, develop, test, and sell a diverse portfolio of safe, educational, and innovative toy products, specializing in infant and preschool educational toys and learning kits for international toy brands. Generated approximately US $17.12 million in revenue for the year ended March 31, 2024. Relationship with customers located in multiple countries, including the USA, UK, and Europe, with US $12.41 million in revenue for the six months ended September 30, 2024. End customers possess renowned brands and intellectual properties in toy products. Established reputation with a solid customer base.

Our Market Presence Tapping into a Growing Global Toy Industry Geographical Reach : Six - month revenue by region ended September 30, 2024 USA: US $10.53 million revenue UK: $1.02 million revenue. Europe: $0.70 million revenue. Industry Focus : Specializes in educational toys and learning kits for infants and preschoolers. Provides OEM/ODM services to international toy brands. Customer Diversification : No single customer exceeds 26.55% of revenue (six months ended September 30, 2024).

Product Portfolio • Core Offerings : • Infant and preschool educational toys and learning kits. • Licensed toys for international and renowned brands. • Safety Standards : • Adheres to customers’ requirements in terms of safety standards • Client Support : • Designs and manufactures toys for global brands

Financial Performance NET PROFIT ($M) REVENUE ($M) YEAR 0.25 16.64 FY 2023 (Mar 31) 0.93 17.12 FY 2024 (Mar 31) 0.59 12.41 6M FY 2025 (Sep 30 ’24)

Business Model • Client Base : • Diversified across USA, UK, Europe, and other markets. • Stable Supply : • Supported by production facilities that maintains a stable and quality supply for toy products % of Revenue Revenue (Six Months 2024 ended September 30) Category 96.9% $12.05 million Sales of Finished Goods 2.9% $0.36 million Tooling Services 0.2% $0.05 million Other income

Competitive Advantage Product Innovation and Design: Experienced management and dedicated product design and development team. Supply Chain: Strong back up of production facilities resulting in stable supply of quality products . Client Relationships : Solid customer base of international toy brands

Innovation and RsD Focus Areas : Develops innovative educational toys and learning kits. Enhances product designs to meet client specifications and safety standards. Capabilities : Provides solution services spanning from design production management, to after - sales services. Supports prototyping and testing for high - quality toy production. Client Benefit : Delivers high quality toy solutions for international markets.

Client Success Stories Key Clients : Solid customer base of international toy brands Service Scope : Provides OEM/ODM services for educational and licensed toys. Market Impact : Supports clients in major markets: USA ( $10.53 million ), UK ( $1.02 million ), Europe ( $0.70 million ) for six months ended September 30, 2024.

Supply Chain Strength Production Network : Partners with factories to produce educational and licensed toys. Reliability : Production management to support timely delivery to clients in USA, UK, and Europe. Quality Control: Long term supply agreement with a reliable partner and oversight into supply of raw materials and quality control procedures.

Growth Strategy Enhance Research s Development: Strength our product development capabilities to cater for our end customers' different preferences, needs and behavior patterns. Diversify our Product Offerings: Through obtaining licensed rights from international licensors such as Disney and Pixar for co - branded toy products. Manufacturing Operations: Commencing manufacturing operations in Southeast Asian Countries.

Overview and Closing Overview: Through our capabilities in product innovation, design and production management, we transform conceptual design into commercialization of toy products. Why Invest? : $17.12 million revenue in 2024, with 21.5% growth in six months ended September 30, 2024. Strong presence in USA, UK, and Europe markets. Call to Action : Partner with K - Tech Solutions to shape the future of educational play. Contact : Investor Relations at info@k - mark.tech | www.k - mark.tech

W W W . K - M A R K . T E C H Thank You Innovative Toy Design & Manufacturing – OEM/ODM Powerhouse